SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2008
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12084 (Commission File Number)	34-1559357 (IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio (Address of principal executive offices)	43604 (Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     On July 3, 2008, the Board of Directors of Libbey Inc. elected John C. Orr as a member of Class II of the Board of Directors, to serve until the 2010 Annual Meeting of Stockholders or until his successor has been elected and qualified. Mr. Orr has not been appointed as a member of any committee of the Board at this time. The Board of Directors has determined that Mr. Orr is independent of the Company and its management under the standards set forth in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange.
     Mr. Orr is President, Chief Executive Officer and a director of Myers Industries, Inc. (NYSE: MYE), a manufacturer and distributor of polymer products for industrial, agricultural, automotive, commercial and consumer markets in North America and internationally. Prior to becoming President, Chief Executive Officer and a director of Myers Industries, Inc. in 2005, Mr. Orr served as President and Chief Operating Officer of the company from 2003 to 2005 and as General Manager of its Buckhorn, Inc. division from 2000 to 2003. Before joining Buckhorn, Inc., Mr. Orr held various positions with The Goodyear Tire & Rubber Company for twenty-eight years, most recently as Vice President, Manufacturing, of the North American Tire Division.
     As a result of Mr. Orr’s election to the Board of Directors, the Board now has ten members, eight of whom are outside directors.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: July 8, 2008	By:	/s/ Gregory T. Geswein
Gregory T. Geswein
Vice President, Chief Financial Officer